Exhibit (b)(1)

EXECUTION VERSION

JEFFERIES FINANCE LLC	GOLUB CAPITAL LLC	ARES CAPITAL MANAGEMENT LLC	HUDSON POST CREDIT OPPORTUNITIES AGGREGATOR (2019-2), LLC

520 Madison Avenue New York,	200 Park Avenue, New York, NY 10166	245 Park Avenue, 44th Floor	HUDSON POST CREDIT OPPORTUNITIES AGGREGATOR II, LLC
New York 10022		New York, New York 10167	200 Clarendon Street, 54th Floor Boston, MA 02116

July 30, 2020

HS Purchaser, LLC
Help/Systems Holdings, Inc.
6455 City West Parkway
Eden Prairie, Minnesota 55344
Attention: Matt Reck and Kyle Hoffman

Project Apollo
Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Jefferies Finance LLC (“Jefferies Finance,” and acting through any of its affiliates or branches as it deems appropriate, “Jefferies”), Golub Capital LLC (acting through such of its affiliates or managed funds as it deems appropriate, “Golub Capital”), Ares Capital Management LLC (solely in its capacity as manager to one or more managed funds and accounts, “Ares”), and Hudson Post Credit Opportunities Aggregator (2019-2), LLC and Hudson Post Credit Opportunities Aggregator II, LLC (together with one or more of their affiliates or related funds, “Charlesbank” and together with Jefferies, Golub Capital and Ares, collectively, “we,” “us” or the “Commitment Parties,” and each a “Commitment Party”) that HS Purchaser, LLC, a Delaware limited liability company (“HS”), and Help/Systems Holdings, Inc., a Delaware corporation (“Help/Systems” and together with HS, “you” or the “Borrowers,” and each a “Borrower”), intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of a business previously identified to us by you as “Apollo” (the “Target”), to be effected through a cash tender offer (the “Tender Offer”) to acquire all of the outstanding common stock of the Target by a direct or indirect wholly owned subsidiary of the Borrowers (“Merger Sub”) followed by the merger of Merger Sub with and into the Target with the Target being the surviving corporation of the merger. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions (as defined in Exhibit A hereto) described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, or the Summaries of Principal Terms and Conditions attached hereto as Exhibits B and Exhibit C (together with Exhibit B, collectively, the “Term Sheets” and each a “Term Sheet”; this amended and restated commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “A&R Commitment Letter”). This A&R Commitment Letter hereby amends and restates in its entirety that certain commitment letter (the “Original Commitment Letter”) dated July 19, 2020 (the “Original Signing Date”) among Jefferies, Charlesbank and you, and such Original Commitment Letter shall be of no further force and effect.

CONFIDENTIAL

1.          Commitments.

In connection with the Transactions, (i) each of Jefferies, Golub Capital and Ares (collectively, the “Initial First Lien Incremental Lenders,” and each an “Initial First Lien Incremental Lender”) is pleased to advise you of its several, but not joint, commitment to provide those percentages of the aggregate principal amount of the First Lien Incremental Facility (as defined below) as set forth on Schedule I hereto (including, without limitation, any First Lien Incremental Term Loan Increase (as defined in the A&R Arranger Fee Letter (as defined below))) and (ii) Charlesbank (together with its affiliates and related funds, the “Initial Second Lien Incremental Lenders,” and each an “Initial Second Lien Incremental Lender”; together with the Initial First Lien Incremental Lenders, the “Initial Incremental Lenders”) is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Second Lien Incremental Facility (as defined below)), in each case subject only to the satisfaction or waiver of the conditions referenced in Section 6 hereof.

2.          Titles and Roles.

It is agreed that (i) each of Jefferies, Golub Capital and Ares will act as a joint lead arranger for the First Lien Incremental Facility (as defined below), (collectively the “Lead Arrangers,” and each a “Lead Arranger”) and (ii) each of Jefferies, Golub Capital and Ares will act as a joint bookrunner for the First Lien Incremental Facility (collectively with the Lead Arrangers, the “Joint Bookrunners,” and each a “Joint Bookrunner”). It is further agreed that Jefferies shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) in respect of the First Lien Incremental Facility, with Golub Capital and Ares appearing to its right in that order. All other financial institutions and any other applicable Lead Arranger or Joint Bookrunner will be listed in customary fashion (as mutually agreed to by you and the applicable Lead Arrangers and/or Joint Bookrunners) on any Information Materials in respect of the First Lien Incremental Facility. You agree that no other agents, co-agents, arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this A&R Commitment Letter and the Fee Letters) will be paid to any First Lien Incremental Lender (as defined in Exhibit A hereto) by you or any of your affiliates in order to obtain its commitment to participate in the Incremental Facilities unless you and we shall so reasonably agree.

3.          Syndication.

The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), but subject to the limitations set forth herein, to syndicate all or a portion of the Initial First Lien Incremental Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial First Lien Incremental Lenders, the “Incremental Lenders”) identified by the Joint Bookrunners in consultation with you and with your consent (which consent shall not be unreasonably withheld or delayed; provided that investment objectives, history of any proposed lenders or its affiliates and/or general strategic efforts, including relating to investment banking relationships, shall be a reasonable basis for you to withhold consent; provided, further, that (a) the Joint Bookrunners agree not to syndicate their commitments to any person that is a Disqualified Institution (as defined in the First Lien Credit Agreement), (b) notwithstanding the Joint Bookrunners’ right to syndicate the First Lien Incremental Facility and receive commitments with respect thereto, (i) no Initial First Lien Incremental Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the First Lien Incremental Facility on the date of the consummation of the Acquisition with the proceeds of the initial funding under the First Lien Incremental Facility (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the First Lien Incremental Facility, including its commitments in respect thereof, until after the initial funding under the First Lien Incremental Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Incremental Lenders) with respect to all or any portion of any Initial First Lien Incremental Lender’s commitments in respect of the First Lien Incremental Facility until the initial funding of the First Lien Incremental Facility has occurred and (iii) unless you otherwise agree in writing, each Initial First Lien Incremental Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the First Lien Incremental Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the First Lien Incremental Facility on the Closing Date has occurred.

CONFIDENTIAL
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial First Lien Incremental Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the First Lien Incremental Facility and in no event shall the commencement or successful completion of syndication of the First Lien Incremental Facility constitute a condition to the effectiveness of the Incremental Facilities Documentation or the availability or funding of the First Lien Incremental Facility on the Closing Date. In consultation with you, the Joint Bookrunners may commence syndication efforts with respect to the First Lien Incremental Facility promptly (taking into account the expected timing of the Acquisition) after your execution of this A&R Commitment Letter and, as part of their syndication efforts, it is their intent to have Incremental Lenders commit to the First Lien Incremental Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the A&R Arranger Fee Letter) is achieved and (ii) the Closing Date (such earlier date, the “Syndication Date”), you agree to assist the Joint Bookrunners in attempting to complete a syndication that is reasonably satisfactory to the Joint Bookrunners and you. Such assistance shall be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsors, (b) providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the Sponsors, on the one hand, and the proposed Incremental Lenders, on the other hand, in all such cases at times mutually agreed upon, (c) assisting in the preparation of the Information Materials (as defined below), (d) your using commercially reasonable efforts, (i) with the Joint Bookrunners’ assistance, to procure prior to or concurrent with the launch of the general syndication of the First Lien Incremental Facility, at your expense, public ratings (but not specific ratings) for the First Lien Incremental Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (ii) at our request and at your expense, prior to or concurrently with the launch of the general syndication of the First Lien Incremental Facility, to participate in a conference call with each of S&P and Moody’s to provide each of S&P and Moody’s with an update with respect to the Borrowers, the Term Loans outstanding under the First Lien Credit Agreement and the Transactions, (e) hosting, with the Joint Bookrunners, one meeting (or, if reasonably acceptable to you and the Joint Bookrunners, a teleconference in lieu of such meeting) with prospective First Lien Incremental Lenders at a time and place to be mutually agreed, and (f) ensuring that, prior to the Syndication Date, there are no competing issues, offerings or placements of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of the Target and its subsidiaries, to the extent practical and appropriate and not in contravention of the Acquisition Agreement) being offered, placed or arranged (other than (1) the Incremental Facilities, (2) replacements, extensions and renewals of existing indebtedness or any other indebtedness of the Target and its subsidiaries disclosed or otherwise permitted to be incurred pursuant to the Acquisition Agreement and (3) indebtedness in respect of which a fee is payable pursuant to the A&R Arranger Fee Letter) without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the First Lien Incremental Facility (it being understood and agreed that indebtedness incurred under, or to refinance indebtedness outstanding under, the Revolving Credit Facility (as defined in the First Lien Credit Agreement), ordinary course debt, short term working capital facilities, ordinary course capital leases, purchase money and equipment financings, deferred purchase price obligations, obligations under the Acquisition Agreement and any indebtedness of the Target and its subsidiaries disclosed or otherwise permitted to be incurred pursuant to the Acquisition Agreement will not, in each case, materially impair the primary syndication of the First Lien Incremental Facility).

CONFIDENTIAL
Notwithstanding anything to the contrary contained in this A&R Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the commencement nor the completion of any syndication of the First Lien Incremental Facility (including the achievement of a Successful Syndication), nor your compliance with any of the other provisions set forth in this A&R Commitment Letter (other than as set forth in Section 6 hereof or on Exhibit D) (including the obligation to use commercially reasonable efforts to obtain, maintain or update (as applicable) the ratings referenced in the immediately preceding paragraph) shall constitute a condition to the commitments hereunder or the funding of the First Lien Incremental Facility on the Closing Date. The Joint Bookrunners acknowledge that the Target and its subsidiaries are not restricted from incurring debt or liens prior to the Closing Date, except as specifically set forth in the Acquisition Agreement, and that prior to the Closing Date, the Target is obligated to assist you with respect to the First Lien Incremental Facility only to the extent set forth in the Acquisition Agreement. Your obligations under this A&R Commitment Letter and the Fee Letters to use commercially reasonable efforts to cause the Target or its management to take (or to refrain from taking) any action will not require you to (a) take any legal action against the Target, its management or any other party under the Acquisition Agreement, (b) take any other action that is in contravention of the terms of the Acquisition Agreement or (c) terminate the Acquisition Agreement.

The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the First Lien Incremental Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the First Lien Incremental Lenders and the amount and distribution of fees among the First Lien Incremental Lenders (subject, in each case, to your consent rights set forth in the second preceding paragraph (including, for the avoidance of doubt, with respect to the allocation levels) and excluding any person that, in the case of commitments in respect of the First Lien Incremental Facility, is a Disqualified Institution (as defined in the First Lien Credit Agreement). To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to cause the Target to provide) to the Joint Bookrunners all customary and reasonably available information with respect to you, the Target and each of your and its respective subsidiaries and the Transactions, including customary projections of the Borrowers and their respective subsidiaries (such projections, including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Incremental Facilities. For the avoidance of doubt, you will not be required to provide (i) any financial information (other than the financial statements referenced in numbered paragraphs 4 and 5 of Exhibit D hereto) concerning the Target that the Target does not maintain in the ordinary course of business, (ii) any other information with respect to the Target not reasonably available to the Target under its current reporting systems, (iii) trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, binding agreement, fiduciary duty, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Target or any of your or the Target’s respective affiliates or (iv) any information to the extent that the provision thereof would impact the position taken in any consolidated, combined or unitary tax return filed by you, the Target or any of your or its subsidiaries or any of your or their respective predecessor entities, or affect in any way any of the foregoing’s obligation to file, or assertion that it is not obligated to file, any such tax return; provided that (a) in the event you do not provide information pursuant to clause (iii) above in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld to the extent you are able to do so without violating the applicable obligation or waiving privilege and (b) none of the foregoing shall be construed to limit any of your or the Target’s representations and warranties set forth in Section 4 hereof (and any corresponding representation in the Information Materials or the Incremental Facilities Documentation, as applicable). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Incremental Facilities or as a condition to the commitment hereunder or funding of the Credit Facilities on the Closing Date shall be those required to be delivered pursuant to paragraphs 4 and 5 of Exhibit D hereto and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Incremental Facilities on the Closing Date.

CONFIDENTIAL
You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), the Projections and other customary offering and marketing material and presentations, including a lender presentation to be used in connection with the syndication of the First Lien Incremental Facility (the “Lender Presentation”) (such Information, Projections, other customary offering and marketing material and the Lender Presentation (all of which, when taken as a whole, shall be in form and substance consistent with lender presentations and other marketing materials for recent transactions involving the Borrowers, as modified to take into account the Transactions), collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Target or your or the Target’s respective securities that do not wish to receive material information with respect to you, the Target or your or their respective securities that is not publicly available or has not been made available to investors in connection with a Rule 144A or public offering of your or the Target’s respective securities (“MNPI”) (such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”)).

At the reasonable request of the Joint Bookrunners, you agree to assist (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause the Target to assist) the Joint Bookrunners in preparing an additional version of the Information Materials to be used in connection with the syndication of the First Lien Incremental Facility that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders.  It is understood that in connection with your assistance described above, you shall provide the Joint Bookrunners with authorization letters customary for recent transactions involving the Borrowers for inclusion in any Information Materials that authorize the distribution thereof to prospective First Lien Incremental Lenders and shall represent that the additional version of the Information Materials does not include any information that would be MNPI (other than information about the Transactions or the First Lien Incremental Facility) and the Information Materials shall exculpate you, the Sponsors, the affiliates of the Sponsors, the Target, the affiliates of the Target and the Joint Bookrunners with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials by the recipients thereof.  Before distribution of any Information Materials, you agree to, at the Joint Bookrunners’ reasonable request, use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”).  You agree that, unless expressly identified as “PUBLIC” or “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the First Lien Incremental Facility will be deemed to contain MNPI and the Joint Bookrunners will not make any such materials available to Public Siders.

CONFIDENTIAL
You acknowledge and agree that, subject to the confidentiality and other provisions of this A&R Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto), unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Bookrunners for prospective First Lien Incremental Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Incremental Facilities’ terms and conditions and (c) drafts and final versions of the First Lien Incremental Facility Documentation (as defined in Exhibit B hereto) and the Second Lien Incremental Facility Documentation (as defined in Exhibit C hereto) (such final versions, the “Incremental Facilities Documentation”). If you so advise the Joint Bookrunners in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials from the Joint Bookrunners without your consent. You will be solely responsible for the contents of the Information Memorandum and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4.          Information.

You hereby represent and warrant that (as to the Target and its subsidiaries and businesses, to the best of your knowledge) (a) all written factual information and written factual data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the Transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are predictions as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your and the Sponsors’ control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Target and its subsidiaries, with respect to Information and Projections provided prior to the Closing Date, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information and Projections provided prior to the Closing Date relating to the Target and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties.  Notwithstanding anything to the contrary contained in this A&R Commitment Letter or any Fee Letter, none of the making of the foregoing representations, any supplements thereto, or the accuracy of any such representations and warranties, whether or not cured, shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder or the funding of the Incremental Facilities on the Closing Date.  In arranging and syndicating the Incremental Facilities, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

CONFIDENTIAL
5.          Fees.

As consideration for the commitments of the Initial Incremental Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in that certain amended and restated arranger fee letter dated the date hereof (the “A&R Arranger Fee Letter”) among Jefferies, Golub Capital, Ares and you and that certain commitment and structuring fee letter dated July 19, 2020 (the “Commitment and Structuring Fee Letter” and together with the A&R Arranger Fee Letter, collectively, the “Fee Letters”) between you and Charlesbank and, in each case, delivered herewith with respect to the Incremental Facilities. Once paid, such fees shall not be refundable under any circumstances except as otherwise expressly agreed in writing.

6.          Conditions.

The commitments of the Initial Incremental Lenders hereunder to fund the Incremental Facilities on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the immediately following paragraph, (b) solely in the case of the First Lien Incremental Facility, the conditions set forth in the paragraph entitled “Conditions to Borrowing” in Exhibit B hereto, and, solely in the case of the Second Lien Incremental Facility, the conditions set forth in the paragraph entitled “Conditions to Borrowing” in Exhibit C hereto, and (c) the conditions set forth in Exhibit D hereto and, upon satisfaction (or waiver by each Commitment Party) of such conditions, the initial funding of the Incremental Facilities shall occur. There are no conditions (implied or otherwise) to the commitments hereunder, and there will be no conditions (implied or otherwise) under the Incremental Facilities Documentation to the initial funding of the Incremental Facilities on the Closing Date, including compliance with the terms of this A&R Commitment Letter, the Fee Letters, the Incremental Facilities Documentation or the Credit Agreements (as defined in Exhibit A hereto), other than those that are expressly referred to in the immediately preceding sentence.

Subject to the Conditionality Provisions (as defined below), in addition, the commitments of the Initial Incremental Lenders hereunder are subject to (a) the execution and delivery by the Borrower and the Guarantors (as defined in the First Lien Credit Agreement) (after giving effect to the Acquisition), as applicable, of, solely in the case of the First Lien Incremental Facility, the First Lien Incremental Facility Documentation and, solely in the case of the Second Lien Incremental Facility, the Second Lien Incremental Facility Documentation, in a manner consistent with this A&R Commitment Letter, the applicable Term Sheet and the Fee Letters and otherwise mutually agreed to be customary and appropriate for transactions of this type for affiliates of any Sponsor (as defined in the First Lien Credit Agreement), subject to the Conditionality Provisions and (b) receipt of customary legal opinions, customary closing certificates, customary evidence of authorization and a solvency certificate of a senior financial officer or an officer serving the equivalent function of Holdings or the Borrower in substantially the form of Annex I to Exhibit D hereto.

CONFIDENTIAL
Notwithstanding anything in this A&R Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Incremental Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Incremental Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Incremental Lenders (in their capacities as such), but only to the extent that you (or your affiliates party thereto) have the right (taking into account any applicable grace periods or cure provisions) to terminate your (or their respective) obligations under the Acquisition Agreement, or the right to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable) and (ii) the terms of the Incremental Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Incremental Facilities on the Closing Date if the conditions set forth in the first sentence of this Section 6 are satisfied or waived.  Those matters that are not covered by or made clear under the provisions of this A&R Commitment Letter, the Term Sheets or the Fee Letters (other than those which would create additional conditions to closing or otherwise impair the availability or funding of the Incremental Facilities on the Closing Date) are subject to the approval and agreement of the Joint Bookrunners and you, in the case of the First Lien Incremental Facility, and Charlesbank and you, in the case of the Second Lien Incremental Facility; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets and customary and appropriate for transactions of this type, and shall be subject to the Conditionality Provisions. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provisions.”

Notwithstanding anything to the contrary contained in this A&R Commitment Letter, any Fee Letter, the Incremental Facilities Documentation, the Credit Agreements or any other letter agreement, definitive documentation or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, compliance by you and/or your affiliates with the terms and conditions of this A&R Commitment Letter (other than the conditions set forth in the first paragraph of this Section 6), the Fee Letters, the Incremental Facilities Documentation or the Credit Agreements is not a condition to the Initial Incremental Lenders’ commitments to fund the Incremental Facilities hereunder on the terms set forth herein.

CONFIDENTIAL
7.          Indemnity.

To induce the Commitment Parties to enter into this A&R Commitment Letter and the Fee Letters and to proceed with the documentation of the Incremental Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, members, partners, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this A&R Commitment Letter (including the Term Sheets), the Original Commitment Letter, the Fee Letters, the Original Arranger Fee Letter (as defined in the A&R Arranger Fee Letter), the Acquisition Agreement, the Transactions, the Incremental Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Target or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for such affected Indemnified Person) (or otherwise as agreed by you) and other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this A&R Commitment Letter, the Term Sheets, the Original Commitment Letter, any Fee Letter or the Original Arranger Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your controlled affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against a Commitment Party in its capacity or in fulfilling its role as an administrative agent, collateral agent, arranger or any similar role in respect of the Incremental Facilities to the extent none of the exceptions in clauses (i) and (ii) of this proviso would apply) and (b) to the extent that the Closing Date occurs, to reimburse the Joint Bookrunners from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable documented and invoiced fees, disbursements and other charges of Paul Hastings LLP, as counsel to Charlesbank, Latham & Watkins LLP, as counsel to Jefferies Finance, and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict retains its own counsel and informs you, of another firm of counsel for each affected Indemnified Person) and of such other counsel retained with your prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or retained in connection with enforcement of this A&R Commitment Letter or any Fee Letter, in each case incurred in connection with the Incremental Facilities and the preparation, negotiation and enforcement of this A&R Commitment Letter, the Original Commitment Letter, any Fee Letter or the Original Arranger Fee Letter, the Incremental Facilities Documentation and any security arrangements in connection therewith; provided that in the case of invoiced fees, disbursements and other charges of Paul Hastings LLP, as counsel to Charlesbank, your reimbursement obligations pursuant to this clause (b) shall not exceed $25,000.  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained or incorporated by reference in the Incremental Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

CONFIDENTIAL
You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.  Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

CONFIDENTIAL
Notwithstanding any other provision of this A&R Commitment Letter or any Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of, or a material breach of the obligations under this A&R Commitment Letter, the Term Sheets or any Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Sponsors, the Investors (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement), the Company (or its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this A&R Commitment Letter, the Original Commitment Letter, any Fee Letter or the Original Arranger Fee Letter, the Transactions (including the Incremental Facilities and the use of proceeds thereunder), or with respect to any activities related to the Incremental Facilities, including the preparation of this A&R Commitment Letter, the Original Commitment Letter, any Fee Letter or the Original Arranger Fee Letter and the Incremental Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the third immediately preceding paragraph.

It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the Incremental Facilities on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.          Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing or equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this A&R Commitment Letter or their other relationships with you in connection with the performance by them or their respective affiliates of services for other persons, and none of the Commitment Parties or their respective affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their respective affiliates has any obligation to use in connection with the transactions contemplated by this A&R Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties or their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Target and other companies which may be the subject of the arrangements contemplated by this A&R Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this A&R Commitment Letter or engage in commodities trading with any thereof.

CONFIDENTIAL
The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will each act under this letter as an independent contractor and that nothing in this A&R Commitment Letter or any Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this A&R Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, (ii) in connection therewith and with the process leading to such transaction, the Commitment Parties and their respective affiliates are acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their respective affiliates have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Target on other matters) except the obligations expressly set forth in this A&R Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their respective affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this A&R Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this A&R Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors.

You further acknowledge that Jefferies Finance currently is acting and will continue to act as administrative agent and as collateral agent under the First Lien Credit Agreement and the Second Lien Credit Agreement, and the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Lead Arranger or any of its affiliates (including the First Lien Credit Agreement and the Second Lien Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this A&R Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Lead Arranger’s performance or lack of performance of services hereunder.

CONFIDENTIAL
9.          Confidentiality.

You agree that you will not disclose the Fee Letters or the contents thereof or this A&R Commitment Letter, the Term Sheets, the other exhibits and attachments hereto, the Original Commitment Letter, the Original Arranger Fee Letter or the contents of each thereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature hereof and thereof (and, in each case, each of their attorneys) on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that you may disclose (i) this A&R Commitment Letter (but not the Fee Letters, the disclosure of which is governed by clauses (iv) and (vi) below) and the contents hereof to the Target, the Target’s subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis, (ii) this A&R Commitment Letter and its contents (but not the Fee Letters) in any syndication or other marketing materials in connection with the Incremental Facilities or in connection with any public release or filing relating to the Transactions or in any other required filing with the Securities Exchange Commission or any other regulatory authority, (iii) this A&R Commitment Letter, the Term Sheets and the other exhibits and annexes to this A&R Commitment Letter, and the contents thereof (but not the Fee Letters), to potential Incremental Lenders, and their respective officers, directors, agents, employees, attorneys, accountants or advisors and to rating agencies in connection with obtaining, maintaining or updating (as applicable) ratings for the Borrowers and the Incremental Facilities, (iv) the aggregate fee amounts contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Facilities or in any public release or filing relating to the Transactions, (v) this A&R Commitment Letter and its contents (but not the Fee Letters) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (vi) this A&R Commitment Letter and its contents and, to the extent portions thereof have been redacted in a customary manner (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, pricing caps, economic flex terms and other economic terms), you may disclose the Fee Letters and the contents thereof, in each case, to the Target, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need-to-know basis and (vii) this A&R Commitment Letter and the Fee Letters to the extent necessary in connection with the enforcement of your rights hereunder.

CONFIDENTIAL
The Commitment Parties and their respective affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this A&R Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent the Commitment Parties and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory or self-regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants, or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their respective affiliates or any of their respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives (the “Related Parties”) thereto in violation of any confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is or was received by the Commitment Parties or their Related Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates or Related Parties, (e) to the extent that such information is independently developed by the Commitment Parties or their Related Parties without the use of any confidential information, (f) to the Commitment Parties’ respective affiliates and to its and their respective employees, sources of financing, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and who are subject to customary confidentiality obligations and who have been informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that such Commitment Party shall be responsible for the compliance of its controlled affiliates and Representatives with the provisions of this paragraph), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) to ratings agencies, in connection with obtaining, maintaining or updating (as applicable) ratings for the Borrowers and the Incremental Facilities, in consultation and coordination with you or (i) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to any person that is a Disqualified Institution (as defined in the First Lien Credit Agreement and the Second Lien Credit Agreement).  The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the applicable Facilities Documentation upon the initial funding thereunder.  Notwithstanding anything to the contrary, the provisions of this Section 9 shall automatically terminate on the second anniversary of the date of the Original Signing Date.

CONFIDENTIAL
10.          Miscellaneous.

This A&R Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than in connection with the syndication of the Incremental Facilities as contemplated hereunder (but subject to the limitations set forth in Section 3 hereof), in each case, without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned) (and any attempted assignment without such consent shall be null and void)). This A&R Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 hereof, the Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their respective affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder.

CONFIDENTIAL
This A&R Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This A&R Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this A&R Commitment Letter, any Fee Letter and/or any document to be signed in connection with this A&R Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.  This A&R Commitment Letter (including the exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Incremental Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Incremental Facilities and set forth the entire understanding of the parties hereto with respect thereto. THIS A&R COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS A&R COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect has occurred, including, for purposes of the conditions to funding the Incremental Facilities), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy of any Specified Acquisition Agreement Representation there has been a failure of the condition set forth in paragraph 2 of Exhibit D hereto and (c) the determination of whether the Tender Offer has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by and construed in accordance with the Laws (as defined in the Acquisition Agreement) of the State of Delaware.

Each Commitment Party represents and warrants that this A&R Commitment Letter and each Fee Letter to which it is a party constitute its legally valid and binding obligation (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), including (i) to provide services set forth herein, in the case of the Joint Bookrunners, and fund its commitment under the Incremental Facilities, in the case of the Initial Incremental Lenders, and (ii) to negotiate in good faith the Incremental Facilities Documentation in a manner consistent with this A&R Commitment Letter, in each case, enforceable at law and in equity in accordance with their terms and subject only to the conditions precedent as provided herein in the first sentence of Section 6 hereof, subject in all respects to the Conditionality Provisions. You represent and warrant that this A&R Commitment Letter and each Fee Letter constitute your legally valid and binding obligations (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), enforceable at law and in equity against you in accordance with their terms; provided that nothing contained in this A&R Commitment Letter or any Fee Letter obligates you or any of your affiliates to consummate Transactions or to draw upon all or any portion of the Incremental Facilities.

CONFIDENTIAL
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS A&R COMMITMENT LETTER OR ANY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this A&R Commitment Letter, any Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this A&R Commitment Letter, any Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Incremental Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Incremental Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, absence of fiduciary relationships, survival and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Incremental Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this A&R Commitment Letter or the Initial Incremental Lenders’ commitments hereunder; provided that your obligations under this A&R Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the applicable Incremental Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this A&R Commitment Letter, the commitments of the Initial First Lien Lenders with respect to any First Lien Incremental Facility (in whole or in part and on a pro rata basis amongst the applicable Initial First Lien Lenders) and/or the commitments of the Initial Second Lien Incremental Lenders with respect to the Second Lien Incremental Facility (in whole or in part and on a pro rata basis or a non-pro rata basis amongst the applicable Initial Second Lien Incremental Lenders), in each case, at any time subject to the provisions of the preceding sentence; provided that, if any Initial First Lien Incremental Lender at any time would qualify as a Defaulting Lender under clause (a), (b) or (d) of the definition thereof in the First Lien Credit Agreement or any Initial Second Lien Incremental Lender would qualify as a Defaulting Lender under clause (a), (b) or (d) of the definition thereof in the Second Lien Credit Agreement, you may terminate the commitments of such Initial First Lien Incremental Lender or Initial Second Lien Incremental Lender, as the case may be, with respect to the Incremental Facilities on a non-pro rata basis and/or replace the commitments of such Initial First Lien Incremental Lender or Initial Second Lien Incremental Lender, as the case may be, pursuant to customary joinder documentation or an amendment to this A&R Commitment Letter and the Fee Letters. We agree to promptly execute such customary joinder documentation and amendments to this A&R Commitment Letter and the Fee Letters as you may reasonably request in connection with any exercise of your rights described in this paragraph.

CONFIDENTIAL
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this A&R Commitment Letter.

This A&R Commitment Letter and the A&R Arranger Fee Letter shall become effective upon delivery of an executed counterpart signature page hereto and to the A&R Arranger Fee Letter by each of the parties to this A&R Commitment Letter and the A&R Arranger Fee Letter by facsimile, scan, photograph or other electronic transmission. We agree to hold our commitment available for you until the earliest of (such earliest date being the “Outside Date”) (i) January 26, 2021 (ii) the Closing Date, (iii) five (5) Business Days following the termination of the Acquisition Agreement in accordance with its terms without the funding of the Incremental Facilities and (iv) the consummation of the Acquisition without the funding of the Incremental Facilities. Upon the occurrence of the Outside Date, this A&R Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless each of the Commitment Parties (as to itself) shall, in its discretion, agree to an extension in writing of its commitment.

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name:	Brian Buoye
Title:	Managing Director

[Signature Page to A&R Commitment Letter]

CONFIDENTIAL

GOLUB CAPITAL LLC

By:	/s/ Robert G. Tuchscherer
Name:	Robert G. Tuchscherer
Title:	Managing Director

[Signature Page to A&R Commitment Letter]

CONFIDENTIAL

ARES CAPITAL MANAGEMENT LLC, solely on behalf of its affiliates and managed funds and accounts

By:	/s/ Jim Miller
Name:	Jim Miller
Title:	Authorized Signatory

[Signature Page to A&R Commitment Letter]

CONFIDENTIAL

HUDSON POST CREDIT OPPORTUNITIES AGGREGATOR (2019-2), LLC

By:	/s/ Matt Jacobson
Name:	Matthew J. Jacobson
Title:	Principal

HUDSON POST CREDIT OPPORTUNITIES AGGREGATOR II, LLC

By:	/s/ Matt Jacobson
Name:	Matthew J. Jacobson
Title:	Principal

[Signature Page to A&R Commitment Letter]

Accepted and agreed to as of
the date first above written:

HS PURCHASER, LLC

By:	/s/ Dan Mayleben
Name:	Daniel R. Mayleben
Title:	Treasurer

HELP/SYSTEMS HOLDINGS, INC.

By:	/s/ Matt Reck
Name:	Matthew Reck
Title:	Chief Financial Officer

[Signature Page to A&R Commitment Letter]

Schedule I

	Initial Lender	First Lien Incremental Facility Commitment
1.	Jefferies	75%
2.	Golub Capital	12.5%
3.	Ares	12.5%

CONFIDENTIAL	EXHIBIT A

Project Apollo
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the A&R Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Borrowers intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of a business previously identified to us by you as “Apollo” (the “Target”), to be effected through a cash tender offer (the “Tender Offer”) to acquire all of the outstanding common stock of the Target by a direct or indirect wholly owned subsidiary of Help/Systems (“Merger Sub”) followed by the merger of Merger Sub with and into the Target with the Target being the surviving corporation of the merger.

In connection with the foregoing, it is intended that:

(a)          (i) The Borrowers, the Initial First Lien Incremental Lenders and the First Lien Administrative Agent (as defined below) will enter into an amendment (the “First Lien Incremental Facility Documentation”) to that certain First Lien Credit Agreement dated as of November 19, 2019, among the Borrowers, HS Intermediate, LLC, a Delaware limited liability company (“Holdings”), each lender from time to time party thereto, each L/C issuer party thereto and Jefferies Finance, in its capacity as administrative agent (in such capacity, the “First Lien Administrative Agent”) (as amended, restated, amended and restated, supplemented, extended, replaced, refinanced or otherwise modified prior to the date hereof, the “First Lien Credit Agreement”), pursuant to which the Borrowers will obtain an amount equal to the Eurodollar equivalent of $145.0 million in senior secured first lien incremental term loans (the “First Lien Incremental Facility”), as described in Exhibit B to the A&R Commitment Letter, and (ii) the Borrowers, the Initial Second Lien Incremental Lenders and the Second Lien Administrative Agent (as defined below) will enter into an amendment (the “Second Lien Incremental Facility Documentation”) to that certain Second Lien Credit Agreement dated as of November 19, 2019, among the Borrowers, Holdings, each lender from time to time party thereto and Jefferies Finance, in its capacity as administrative agent (in such capacity, the “Second Lien Administrative Agent”) (as amended, restated, amended and restated, supplemented, extended, replaced, refinanced or otherwise modified prior to the date hereof, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”), pursuant to which the Borrowers will obtain $60 million in senior secured second lien term loans (the “Second Lien Incremental Facility” and together with the First Lien Incremental Facility, the “Incremental Facilities”), as described in Exhibit C to the A&R Commitment Letter.

(b)          All existing third-party indebtedness for borrowed money of the Target and its subsidiaries under that certain Credit Agreement dated as of November 18, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof), among the Target, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, will be repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated, and all related guaranties and security interests will be terminated and released substantially concurrently with the initial funding of the Incremental Facilities (or arrangements for such termination and release reasonably satisfactory to the Lead Arranger shall have been made) (the “Refinancing”).

CONFIDENTIAL	EXHIBIT A

(c)          Substantially concurrently with the initial funding under the Incremental Facilities, the Borrower will, directly or indirectly, use the proceeds of the initial funding under the Incremental Facilities, together with cash on hand, (i) to make the payments contemplated by the Acquisition Agreement, (ii) to pay fees, costs and expenses incurred in connection with the Transactions and (iii) to effect the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

(d)          Pursuant to that certain Agreement and Plan of Merger dated as of July 19, 2020, among Help/Systems, Merger Sub, the Target, and solely with respect to certain sections, the Borrowers (together with all exhibits and schedules thereto, collectively, the “Acquisition Agreement”), the Borrowers will consummate the Acquisition and the other transactions described therein or related thereto.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions.”

CONFIDENTIAL	EXHIBIT D

Project Apollo
Summary of Additional Conditions

Capitalized terms used but not defined in this Exhibit D shall have the meanings set forth in the A&R Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Subject in all respects to the Conditionality Provisions, the initial borrowings under the Incremental Facilities on the Closing Date shall be subject to the following conditions:

1.          The Tender Offer shall have been consummated or, substantially concurrently with the initial borrowing under the Incremental Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that in the aggregate are material and adverse to the Incremental Lenders or the Joint Bookrunners without the prior consent of the Joint Bookrunners (which consent shall not be unreasonably withheld, delayed or conditioned; provided that, in each case the Joint Bookrunners shall be deemed to have consented to such modification, amendment, consent or waiver unless they shall object in writing (including via email) thereto within three (3) Business Days of receipt of written notice of such modification, amendment, consent or waiver), it being understood that (i) any reduction in the purchase price by 15% in the aggregate or greater shall be deemed to be material and adverse to the Joint Bookrunners, (ii) any change to or consent or waiver under the definition of Company Material Adverse Effect contained in the Acquisition Agreement shall be deemed to be material and adverse to the Joint Bookrunners, and (iii) the Minimum Tender Condition (as defined in the Acquisition Agreement) shall have been satisfied. For purposes of the foregoing condition, it is hereby understood and agreed that any change in the purchase price (or amendment to the Acquisition Agreement related thereto) in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Incremental Lenders and the Joint Bookrunners; provided, further, that (a) any reduction of the purchase price shall reduce the amounts to be funded under the First Lien Incremental Facility and the Second Lien Incremental Facility on a pro rata basis, and (b) any increase in purchase price shall not be deemed to be materially adverse to the Initial Incremental Lenders if such increase is not funded with indebtedness for borrowed money (other than borrowings under the Revolving Credit Facility (as defined in the First Lien Credit Agreement) up to an aggregate principal amount not exceeding Closing Date Revolver Cap (as defined in Exhibit B)) or disqualified stock of Holdings or any of its subsidiaries. Each Joint Bookrunner shall be deemed to have consented to any such modification, amendment, consent or waiver unless they shall object thereto in writing (including via email) within three (3) Business Days of receipt of written notice of such modification, amendment, consent or waiver.

2.          Subject to the Conditionality Provisions, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3.          At the time of expiration of the Offer (as defined in the Acquisition Agreement) and since the date of the Acquisition Agreement, there shall not have occurred any change, event, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Acquisition Agreement).

4.          The Joint Bookrunners shall have received, in the case of the Target  and its subsidiaries (the “Acquired Entities”) (a) audited consolidated balance sheets of the Acquired Entities as of December 31, 2017, December 31, 2018, and December 31, 2019, and the related audited consolidated statements of operations, statement of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for the years then ended, including the notes thereto and the reports of the Target’s independent public accounting firm thereon; (b) unaudited consolidated balance sheet of the Acquired Entities as of March 31, 2020, and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for the three months then ended and (c) an unaudited consolidated balance sheet of the Acquired Entities and the related unaudited consolidated statements of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Acquired Entities for each fiscal quarter ended after March 31, 2020 and at least forty-five (45) days before the Closing Date. The Joint Bookrunners hereby acknowledge that they have received the financial statements described in clauses (a) and (b)  above.

CONFIDENTIAL	EXHIBIT D

5.          The Joint Bookrunners shall have received in the case of the Borrowers and their respective subsidiaries, the consolidated balance sheets and related consolidated statements of income or operations, shareholders’ equity and cash flows required to be delivered pursuant to Section 6.01(a) or 6.01(b), as applicable, of the First Lien Credit Agreement and/or Section 6.01 of the Second Lien Credit Agreement, as applicable, in each case, on or prior to the Closing Date.

6.          The Refinancing shall have been consummated substantially concurrently with the initial funding of the Incremental Facilities.

7.          The Initial Incremental Lenders shall have received (a) at least three (3) Business Days prior to the Closing Date all documentation and other information about Holdings and the Borrower (or any assignees thereof in accordance with Section 10 of the A&R Commitment Letter) as has been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by such Initial Incremental Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (b) at least three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. §1010.230 and the relevant Administrative Agent has requested such certification at least ten (10) Business Days prior to the Closing Date, a beneficial ownership certification in relation to the Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

8.          All fees required to be paid on the Closing Date pursuant to the Term Sheets and the Fee Letters and reasonable, documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the A&R Commitment Letter, to the extent invoiced at least two (2) Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall, upon the initial borrowing under the applicable Incremental Facilities, have been paid (which amounts may be offset against the proceeds of the applicable Incremental Facility).

9.          The Joint Bookrunners shall have received a solvency certificate substantially in the form of Exhibit D hereto from the chief financial officer, chief accounting officer, vice president of accounting or other financial officer of the Borrowers.  The Administrative Agents (as defined in the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable) and the Incremental Lenders under the applicable Incremental Facility shall have received a borrowing notice with respect to the Closing Date borrowings, customary legal opinions of counsel to the Borrower and the Guarantors under the Incremental Facilities and other customary corporate resolutions, secretary’s certificates, evidence of existence and good standing of Holdings, the Borrowers and the Guarantors from the applicable Secretary of State and customary officer’s certificates.

CONFIDENTIAL	ANNEX I to EXHIBIT D

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Agreement referred to below:

I, the undersigned [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of____, a________(the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.          This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the _______, dated as of _______, among ________ (the “Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Agreement.

2.          For purposes of this certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)          “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)          “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the transactions to occur on the date hereof, determined in accordance with GAAP consistently applied.

(d)          “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Borrower and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)          “Do not have Unreasonably Small Capital”

Borrower and its subsidiaries taken as a whole after consummation of the transactions to occur on the date hereof is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

CONFIDENTIAL	ANNEX I to EXHIBIT D

3.          For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)          I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Agreement.

(b)          I have knowledge of and have reviewed to my satisfaction the Agreement.

(c)          As [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] of Borrower, I am familiar with the financial condition of Borrower and its subsidiaries.

4.          Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the transactions to occur on the date hereof, it is my opinion that (i) the Fair Value of the assets of Borrower and its subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its subsidiaries taken as a whole exceeds their Liabilities; (iii) Borrower and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

CONFIDENTIAL	ANNEX I to EXHIBIT D

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its [chief financial officer][interim chief financial officer][vice president of finance][other senior officer with similar title] as of the date first written above.

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By:
Name:
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